Exhibit 3.1
ARTICLES OF INCORPORATION
OF
MEREDITH HOLDINGS CORPORATION
TO THE SECRETARY OF STATE
OF THE STATE OF IOWA:
Pursuant to Section 490.202 of the Iowa Business Corporation Act, the undersigned, acting as incorporator, adopts the following articles of incorporation:
ARTICLE I
The name of the Corporation is Meredith Holdings Corporation.
ARTICLE II
The Corporation shall have perpetual duration.
ARTICLE III
The purpose for which the Corporation is organized is to engage in any lawful business and to do all things that may be incidental to or necessary or convenient in connection with the business of the Company from time to time.
ARTICLE IV
The aggregate number of shares of stock that the Corporation is authorized to issue is one hundred (100) shares of common stock, no par value. The common stock shall have unlimited voting rights and be entitled to receive the net assets of the Corporation upon dissolution.
ARTICLE V
The street address of the initial registered office of the Corporation is 1716 Locust Street, Des Moines, Iowa 50309-3023, and the name of the Corporation’s initial registered agent at such address is John S. Zieser.
ARTICLE VI
The name and address of the incorporator of the Corporation is:
Eric N. Fischer
700 Walnut Street, Suite 1600
Des Moines, IA 50309
__________________________

ARTICLE VII
A director of the Corporation shall not be liable to the Corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director, except liability for any of the following: (1) the amount of a financial benefit received by a director to which the director is not entitled; (2) an intentional infliction of harm on the Corporation or its shareholders; (3) a violation of section 490.833 of the Iowa Business Corporation Act; or (4) an intentional violation of criminal law.
If the Iowa Business Corporation Act or other applicable law is hereafter amended to authorize the additional or further elimination of or limitation on the liability of directors, then the liability of a director of the Corporation, in addition to the elimination of and limitation on personal liability provided herein, shall be eliminated and limited to the extent of such amendment, automatically and without any further action, to the fullest extent permitted by law. Any repeal or modification of this Article, the Iowa Business Corporation Act or other applicable law shall be prospective only and shall not adversely affect any elimination of or limitation on the personal liability or any other right or protection of a director of the Corporation with respect to any state of facts existing at or prior to the time of such repeal or modification.
ARTICLE VIII
The Corporation shall indemnify a director for liability (as such term is defined in section 490.850(3) of the Iowa Business Corporation Act) to any person for any action taken, or any failure to take any action, as a director, except liability for any of the following: (1) receipt of a financial benefit to which the director is not entitled; (2) an intentional infliction of harm on the Corporation or its shareholders; (3) a violation of section 490.833 of the Iowa Business Corporation Act; or (4) an intentional violation of criminal law. Without limiting the foregoing, and in addition thereto, the Corporation shall exercise all of its permissive powers as often as necessary to indemnify and advance expenses to its directors to the fullest extent permitted by the Iowa Business Corporation Act or other applicable law. The Corporation shall also exercise all of its permissive powers as often as necessary to indemnify and advance expenses to its officers to the fullest extent permitted by the Iowa Business Corporation Act or other applicable law.
If the Iowa Business Corporation Act or other applicable law is hereafter amended to authorize broader or additional or further indemnification, then the indemnification obligations of the Corporation shall be deemed to be amended automatically, and without any further action, to require indemnification and advancement of funds to pay for or reimburse expenses of its directors and of its officers to the fullest extent permitted by law. Any repeal or modification of this Article, the Iowa Business Corporation Act or other applicable law shall be prospective only and shall not adversely affect any indemnification obligations of the Corporation with respect to any state of facts existing at or prior to the time of such repeal or modification.
Dated this 29th day of April, 2021.

By:	/s/ Eric N. Fischer
Eric N. Fischer, Incorporator
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